EXHIBIT 10.2

Amendments to 1994 Stock Incentive Plan

Section 1.9 No Transferability.

Awards may be exercised only by, and amounts payable or shares issuable pursuant to an Award shall be paid only to (or registered only in the name of), the Participant or, if the Participant has died, the Participant’s Beneficiary or, if the Participant has suffered a Total Disability, the Participant’s Personal Representative, if any, or if there is none, the Participant, or (to the extent permitted by applicable law and the other provisions of this Plan and, if applicable, Rule 16b-3) to a third party pursuant to such conditions and procedures as the Committee may establish in the Award Agreement or by amendment thereto. Other than by will or the laws of descent and distribution (or pursuant to a QDRO or other exception to transfer restrictions so authorized by the Committee and consistent with Rule 16b-3, if applicable, or, in the case of an Incentive Stock Option, with the Code), no right or benefit under this Plan or any Award, shall be transferable by the Participant or shall be subject in any manner to anticipation, alienation, sale transfer, assignment, pledge, encumbrance or charge (other than to the Corporation) and any such attempted action shall be void. The Corporation shall disregard any attempt to transfer, assignment or other alienation prohibited by the preceding sentences and shall pay or deliver such shares of Common Stock in accordance with the provisions of this Plan. The designation of a Beneficiary hereunder shall not constitute a transfer for these purposes. Except to the extent required by Sections 1.10 and 4.4 or by the Committee in the Award Agreement, the restrictions set forth herein shall not apply to (i) shares of Common Stock actually issued on exercise of any Options, (ii) shares of Common Stock actually issued as payment for Stock Units or DERs, or (iii) Restricted Stock awards that have vested and otherwise satisfied the conditions that may be imposed by the Committee pursuant to Section 3.3.

Section 3.2 Dividend Equivalent Rights.

In its discretion, the Committee may grant to any Eligible Person DERs concurrently with the grant of any Option or Stock Unit, on such terms as set forth by the Committee in the Award Agreement. DERs shall be based on all or part of the amount of dividends declared on shares of Common Stock underlying the Award and shall be credited in respect of the period between the date of grant (or such later date as the Committee may set) and the date the Option or Stock Unit is exercised or expires (or such earlier date as the Committee may set) or is settled, as determined by the Committee. DERs shall be payable in cash, shares of Common Stock or other Awards and (to the extent permitted by law) may be subject to such conditions, not inconsistent with Section 162(m) of the Code (in the case of Options or other Awards intended to satisfy its conditions with respect to deductibility), as may be determined by the Committee.

Section 3.3 Restricted Stock Awards

Restricted Stock represents awards made in Common Stock in which the shares granted may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, except upon passage of time, or upon satisfaction of other conditions, or both, in every case as provided by the Committee in its sole discretion (including, without limitation, Awards that may vest immediately). The Committee, in its sole discretion, shall determine the specific terms, conditions and provisions relating to each grant of Restricted Stock (including, without limitation the extent to which the recipient of the Restricted Stock Award may have dividend and/or voting rights with respect to the shares subject to the Award prior to the time such shares become vested) as set forth in duly adopted rules or specific Award Agreements.

Section 4.7 Privileges of Stock Ownership

Except as otherwise expressly authorized by the Committee or this Plan, a Participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by him or her. Except as otherwise expressly authorized by the Committee or this Plan, no adjustment will be made for dividends or other shareholder rights for which a record date is prior to such date of delivery.

Section 5.1 Definitions

(a) “Award” shall mean an award of any Option, Stock Unit, Restricted Stock award, or DER, or any combination thereof, whether alternative, sequential, or cumulative, authorized or granted under this Plan.

(i) “Committee” shall mean the Board or a committee appointed by the Board to administer this Plan, which committee shall be comprised only of two or more directors or such greater number of directors as may be required under applicable law.

(m) [deleted]

(o) “Eligible Person” shall mean (subject to the proviso below) (1) a director, officer or key employee of the Corporation or a Subsidiary, or (2) any consultant or advisor who (directly or through an entity with which he or she is associated) renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of the Corporation or any Subsidiary in a capital raising transaction) to the Company, and who is selected to participate in this Plan by the Committee, or (3) a non-employee agent of the Corporation or any Subsidiary providing such bona fide services to the Company (other than as an eligible advisor or consultant) if such agent’s participation in this Plan would not adversely affect (x) the Corporation’s eligibility in the future to use Form S-8 to register under the securities Act of 1933, as amended, the offering of shares issuable under this Plan, or (y) the corporation’s compliance with any other applicable securities or other laws.

(gg) “Restricted Stock” means an award of Common Stock, the vesting of which is subject to vesting or other conditions pursuant to Section 3.3.